Evergreen Mutual Fund Proxy Notice

During the week of December 19, 2008, you will receive a proxy requesting approval of the new advisory and sub-advisory contracts for the Evergreen Mutual Funds.  The reason you are receiving these proxies is related to the Wells Fargo-Wachovia merger.

Specifically, on October 20, 2008, Wachovia issued and sold 10 shares of a newly designated preferred stock to Wells Fargo in exchange for 1,000 shares of Wells Fargo common stock.  These preferred shares represent, in aggregate, approximately 39.9 percent of the voting power of Wachovia’s outstanding voting securities.

The issuance of these preferred shares may have resulted in a “change of control” of Evergreen Investments.  If a change in control occurs, the Evergreen mutual fund advisory and sub-advisory agreements are automatically terminated.  In order to avoid any potential disruption in the management of the Evergreen mutual funds, Evergreen Funds’ Board of Trustees approved new, interim advisory and sub-advisory agreements. These interim agreements, which became effective on the issuance of the preferred shares, are effective for up to 150 days or until new, permanent agreements, are approved by the shareholders.  The proxy information you will receive is intended to obtain that approval.

Why Are You Receiving This Notice?

You have received this notice because your plan includes one or more of the Evergreen mutual funds impacted by this transaction. We encourage you to review the proxy statement and vote your shares by following the instructions provided on the proxy card.

If you have any questions or require additional information about this notice, please contact your Wachovia Relationship Manager.